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                                                                  Exhibit 99.408

         FTR Simplifications

         Needed for 1/1/99 Implementation

         USE FIXED PERCENTAGE OF USAGE CHARGE REFUNDS TO FTR HOLDERS:

         Under the current FTR proposal, whenever the Total Transfer Capability
         (TTC) of an interzonal interface is de-rated, the FTR usage charge entitlement (in MW) do not change (unless the interface capability is lower then the total number of FTRs issued). This results in a dynamic percentage for allocation of congestion revenues which could change on an hourly basis.

         Presently, the ISO Settlements system can accommodate daily changes in percentage ownership of branch groups when refunding congestion rents to TOs, but relative percentages remain fixed throughout the day regardless of changes in interface capabilities. In order to reduce the number of code changes by January 1, 1999, this simplification requires a fixed percentage for congestion revenue allocations. Therefore, if a path is derated, the percent ownership of the FTR will stay the same.


         ISO TO SCHEDULE AND SETTLE WITH PRIMARY FTR HOLDER ONLY

         ISO will refund the usage charge revenues to the primary FTR Holders (and TOs) and they in turn will refund the FTR holders in the secondary market. Tracking trades in the secondary market is very difficult because of potential hourly changes in ownership of the inter-zonal interfaces.

         Presently, TOs receive the usage charge refunds based on:

                  a)       Entitlement percentage on the branch group

                  b)       DA ATC for DA market; (HA ATC - DA ATC) for HA market

                  c) DA or HA Shadow Price (for DA or HA market respectively)


         This simplification allows the use of the existing settlements and billing system infrastructure.


         NO ECONOMIC ADJUSTMENT BIDS ON FTR.


         DESCRIPTION:

         In order to utilize current functionality and limit the amount of software changes needed to support FTRs, FTRs would need to be scheduled in a similar manner as Existing Transmission Contracts are scheduled today. A new protective adjustment bid level would need to be established. In order for this to work FTRs would need to be scheduled by having the SCs define the sources (generation or imports) on one side of the path and sinks (loads or exports) in zone in the opposite end of the path that are protected by FTR usage.


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         ISSUES:

         The approach will have the same problems that ETC scheduling has today. These problems include the need to complex validation rules that do to not currently exist. Without additional validation there will be room for gaming and mistakes that can cause congestion or provide FTR users with priorities on paths they do not have priority on.


         ALLOW FOR FTR DEBITS AS THERE ARE TO DEBITS TODAY:


         DESCRIPTION:

         Delaying resolving the TO Debit issue until after FTR startup.


         ISSUES:

         If it is determined that FTR can proceed without fixing the TO Debit problem then the FTR holders will be exposed to a debit charge when hour ahead congestion is caused by a derate on a path or when an existing contract holder retracts a counter schedule. This is due to the fact that FTR holders would look like partial owners of the path. With the present software when a derate occurs that results in day-ahead schedules getting cut the Transmission Owners would end up refunding the SCs for the cut schedules at the HA congestion price. This also occurs when congestion in the HA market is caused be an ETC contract holder retracting a counter schedule it had in the DA market. As a result of the FTR being effectively a partial Transmission Owner, FTR holders would also be partially responsible for refunding the SCs for the cut DA schedules in the HA market at the HA congestion price.


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